Consent of Ernst & Young LLP, Independent Auditors


         We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 No. 333-00000) and related Prospectus of BriteSmile, Inc. for the registration of 9,385,113 shares of its common stock and to the incorporation by reference therein of our report dated May 5, 2000, except for Note 12 as to which the date is June 27, 2000, with respect to the consolidated financial statements of BriteSmile, Inc. included in its Annual Report (Form 10-KSB) for the year ended April 1, 2000, filed with the Securities and Exchange Commission.

                                                            /s/Ernst & Young LLP



August 14, 2000